As filed with the Securities and Exchange Commission on April 1, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SPANSION INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-3898239
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(408) 962-2500

(Address including zip code, and telephone number, including area code, of principal executive offices)

Saifun Semiconductors Ltd. 1997 Share Option Plan

Saifun Semiconductors Ltd. 2001 Share Option Plan

Saifun Semiconductors Ltd. 2003 Share Option Plan

(Full title of the plan)

Bertrand F. Cambou

President and Chief Executive Officer

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088-3453

(408) 962-2500

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Karen K. Dreyfus, Esq.

Mark B. Baudler, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share
— Saifun Semiconductors Ltd. 1997 Share Option Plan	32,364(2)	0.21(3)	$6,796.44	$0.27
— Saifun Semiconductors Ltd. 2001 Share Option Plan	10,560(2)	0.09(4)	$950.40	$0.04
— Saifun Semiconductors Ltd. 2003 Share Option Plan	6,882,313(2)	0.68(5)	$4,679,972.84	$183.92
TOTAL:	6,925,237		$4,687,719.28	$184.23

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)	Pursuant to an Agreement and Plan of Merger and Reorganization dated as of October 7, 2007 by and among Spansion Inc. (“Spansion”), Atlantic Star Merger Sub Ltd. and Saifun Semiconductors Ltd. (“Saifun”), Spansion assumed certain outstanding options to purchase ordinary shares of Saifun granted under the Saifun Semiconductors Ltd. 1997 Share Option Plan, the Saifun Semiconductors Ltd. 2001 Share Option Plan and the Saifun Semiconductors Ltd. 2003 Share Option Plan, and such options became exercisable to purchase shares of Spansion’s Class A common stock, subject to appropriate adjustments to the number of shares and exercise price of each assumed option.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the filing fee on the basis of the weighted average exercise price of $0.21 per share.

(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the filing fee on the basis of the weighted average exercise price of $0.09 per share.

(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the filing fee on the basis of the weighted average exercise price of $0.68 per share.

SPANSION INC.

REGISTRATION STATEMENT ON FORM S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.	Registration Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Spansion Inc. (the “Registrant”) with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007, filed with the Commission on February 28, 2008 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2008, March 14, 2008 and March 24, 2008; and

(3) The description of the Registrant’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 13, 2005, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the DGCL, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors and that provides for the indemnification of directors to the fullest extent permissible under Delaware law.

In addition, as permitted by Section 145 of the DGCL, the bylaws of the Registrant provide that:

•

the Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•

the Registrant is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification;

•

the rights conferred in the bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•	the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the DGCL and which allow for certain additional procedural protections. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The indemnification provisions of the Registrant’s certificate of incorporation and bylaws and the indemnification agreements entered or to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1	Form of Saifun Semiconductors Ltd. 1997 Share Option Plan Agreement

10.2	Form of Saifun Semiconductors Ltd. 2001 Share Option Plan Option Agreement

10.3(a)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

10.3(b)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

10.3(c)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

10.3(d)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

10.3(e)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

99.1	Saifun Semiconductors Ltd. 1997 Share Option Plan

99.2	Saifun Semiconductors Ltd. 2001 Share Option Plan

99.3	Saifun Semiconductors Ltd. 2003 Share Option Plan

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on April 1, 2008.

SPANSION INC.

By:	/s/ Dario Sacomani
Dario Sacomani
Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bertrand F. Cambou and Robert C. Melendres, or either of them, as his or her lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bertrand F. Cambou Bertrand F. Cambou	President, Chief Executive Officer and Director (Principal Executive Officer)	April 1, 2008

/s/ Dario Sacomani Dario Sacomani	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	April 1, 2008

/s/ Donald L. Lucas Donald L. Lucas	Chairman of the Board of Directors	April 1, 2008

/s/ David K. Chao David K. Chao	Director	April 1, 2008

/s/ Gilles Delfassy Gilles Delfassy	Director	April 1, 2008

/s/ Robert L. Edwards Robert L. Edwards	Director	April 1, 2008

/s/ Boaz Eitan Boaz Eitan	Director	April 1, 2008

/s/ Patti S. Hart Patti S. Hart	Director	April 1, 2008

/s/ David E. Roberson David E. Roberson	Director	April 1, 2008

/s/ John M. Stich John M. Stich	Director	April 1, 2008

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1	Form of Saifun Semiconductors Ltd. 1997 Share Option Plan Agreement

10.2	Form of Saifun Semiconductors Ltd. 2001 Share Option Plan Option Agreement

10.3(a)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

10.3(b)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

10.3(c)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

10.3(d)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

10.3(e)	Form of Saifun Semiconductors Ltd. 2003 Share Option Plan Share Option Agreement

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1)

24.1	Power of Attorney (see page II-5)

99.1	Saifun Semiconductors Ltd. 1997 Share Option Plan

99.2	Saifun Semiconductors Ltd. 2001 Share Option Plan

99.3	Saifun Semiconductors Ltd. 2003 Share Option Plan